NEWS

FOR IMMEDIATE RELEASE

Apropos’ Shareholders Approve Syntellect Acquisition

Closing expected for November 28, 2005

Markham, Ontario, Phoenix, Arizona and Oakbrook Terrace, Illinois – (November 21, 2005) – Syntellect Inc., a wholly-owned subsidiary of Enghouse Systems Limited (TSX: ESL), and Apropos Technology, Inc. (NASDAQ: APRS) today announced that the proposed acquisition of Apropos by Syntellect for US $2.76 per common share of Apropos, in cash, has been approved by Apropos’ shareholders. The transaction is expected to close on November 28, 2005.

Forward-Looking Statements

This release contains “forward-looking statements.” All statements that are not historical are forward-looking. Actual results could differ materially from those contained in the forward-looking statements, which are based on current expectations of Enghouse’s, Syntellect’s and Apropos’ management and are subject to a number of risks and uncertainties, including, but not limited to, the satisfaction of the conditions to closing the transaction. Enghouse, Syntellect and Apropos are under no obligation (and expressly disclaim any such obligation) to update or alter any forward-looking statements whether as a result of new information, future events or otherwise.

About Syntellect Inc.

Syntellect, a wholly-owned subsidiary of Enghouse Systems Limited, is a global leader in speech-enabled customer, employee and supply-chain self-service software solutions. Vista IVR, the Company’s fourth-generation voice processing software platform, is the only open standards, Windows NT/Java TM and Voice XML platform available from a major supplier. Further information about Syntellect may be obtained from its web site at www.syntellect.com.

About Enghouse Systems Limited

Enghouse Systems Limited is a leading global provider of enterprise software solutions serving a variety of vertical markets. Its strategy is to build a large diverse enterprise software company through strategic acquisitions and managed growth. Enghouse shares are listed on the Toronto Stock Exchange under the symbol “ESL”. Further information about Enghouse may be obtained from its web site at www.enghouse.com.

About Apropos Technology, Inc.

Apropos Technology, Inc. develops communications management solutions for contact center operations. Apropos solutions are largely used when differentiated levels of service and support are required to effectively service the customer base. Organizations rely on Apropos’ solutions to prioritize and intelligently route customers to the right service agent and measure contact center performance as well as enhance business continuity across the enterprise. Apropos solutions integrate with existing CRM systems to manage and archive voice, e-mail, Web chat, VoIP or fax interactions. Founded in 1989, the company serves over 300 clients worldwide from its corporate headquarters in Oakbrook Terrace, IL, and from its European headquarters in the United Kingdom. Further information about Apropos may be obtained at its web site at www.apropos.com.

For further information please contact:

Syntellect Inc.	Apropos Technology, Inc.

c/o Neil Shafran	Frank Leonard
Executive Vice President	Chief Financial Officer
Enghouse Systems Limited	Apropos Technology, Inc.
Tel: (905) 946-3200	Tel : (630) 575-7724
e-mail: acquire@enghouse.com	e-mail : frank.leonard@apropos.com